DORNIER

CONFIDENTIAL

CONTRACT

*

between

Fuwei Films (Shandong) Co. Ltd.
No. 387 Dong Ming Road
Wei Fang
Shandong
P.R. China 261061

and

Lindauer Dornier GmbH
Rickenbacher Str. 119
88129 Lindau
Germany

Messrs Fuwei Films (Shandong) Co. Ltd. place the order for the equipment for the PET film production line for a total amount of

EUR 12.300.000,00 including spares

CIF China seaport (without customs clearance), however, including cost for supervisioning of erection as described in this contract.

The scope of supply includes:

A. Extrusion system, type Dornier

B. Chill roll unit with take-up stand, type Dornier including pinning system

C. Longitudinal stretching machine, type Dornier

D. Transverse stretching and crystallising machine, type Dornier

E. Take-up/transfer section, type Dornier

F. Control and multi drive system, type Dornier/Siemens

G. Thickness gauge, type Honeywell-Measurex

H. Non-stop turret rewinder, type Kampf

The film processing line in principle for the production of balanced 3-layer PET film with a thickness range of 38 – 250 µ and a final film width of max. 5800 mm.

* Certain portions of this Exhibit have been omitted based upon a request for confidential treatment and the omitted portions have been separately filed with the Securities and Exchange Commission.

Scope of delivery:

Please refer to Appendix I.

Delivery exclusions:

Please refer to Appendix II.

Spares:

This contract includes spares in an amount of EUR 300.000,00. Dornier will prepare an corresponding offer for spare parts and Fuwei Films Co. Ltd. will select spares within of the next 3 months.

Delivery time:

The first shipment to be executed 10 months after payment of down-payment FOB Germany (Incoterms 2000) and the last shipment will be shipped not later than 2 months after the first shipment.

Terms of payment:

10 % down payment against presentation of a banker's guarantee payable until end January 2007.

30 % progress payment against presentation of a confirmed banker's guarantee to be opened 3 months after effectiveness of contract.

40 % progress payment against presentation of a confirmed banker's guarantee to be opened 7 months after effectiveness of contract.

20 % final payment at time of shipment for each partial shipment against of a confrimed banker's guarantee to be opened 0,5 months prior to shipment (L/C allowing partial shipments).
As performance guarantee Dornier will provide a banker's guarantee in the amount of 10 % of the total price covering the guarantee period.

Mechanical guarantee period:

18 months after delivery or 12 months after start-up, whichever date comes earlier, providing proper handling.

Mechanical warranty:

If during the guarantee period defects, failures and omissions are revealed in the equipment or if the equipment proves to be defective or not to be in accordance with the basic

specification approved by the buyer, whether or not such defects, failures of inconformities could have been revealed during the inspection or testing in the work of Dornier, Dornier shall be obliged at buyers request in writing to rectify free of charge forthwith by repairing or replacing the defective portions provided, however, that small defects which cannot wait shall be remitted by the buyer and the buyer shall charge the actual normal expenses to Dornier.
Dornier, however, is not liable for damages caused by incorrect operation and maintenance of the equipment and/or plant by non-adherence to instruction of Dornier or any damages and losses arising through special circumstances, which Dornier had not foreseen or could not have foreseen at the time of the performance for the corresponding works. Damages caused by others than that attributable to Dornier as well as normal wear, tear and deterioration.

Penalty for late delivery:

0.5 % of the purchase price for each completed week of delay. The liquitated damages, however, shall not exceed 5 % of the purchase price.

Delivery passing of risk:

FOB German seaport (Incoterms 2000)

Documents:

Within of a period of 6 weeks after contract date, Dornier will provide preliminary foundation drawings, utility lists and information necessary for the design of the building.

At time of shipment one set of part lists plus one set of major assembly drawings will be handed over as well as the operating and maintenance instructions in triplicate.

Inspection at the supplier's plant site:

The buyer has the right to pre-inspect the equipment prior to shipment at the plant site of the supplier.

Supervisioning of installation and commissioning of the line at the plant site of buyer:

Supervisioning of installation of the equipment in China is included as well as one month commissioning.

Costs for the flight tickets and travelling time are included in the equipment price.

Costs for hotel plus food and non-alcoholic beverages to be covered by the buyer.

Force Majeure:

The supplier shall be free from the penalty described in this contract at case of Force Majeure.

Effectiveness:

End of January 2007

Disputes and applicable law:

All disputes arising out of owing connection with the contract shall be finally settled under the rules of arbitration of the "International Chamber of Commerce Geneva, Switzerland". The contract shall be governed by the substantive law of the supplier's country.

Language:

All correspondence such as faxes, letters, e-mails in English language.

Guarantee run and acceptance:

1. Conditions:

The special guarantee values, the start-up schedule and the performance of the guarantee run(s) shall be conditional on the following:

1.1 Raw Material:

1.1.1 The raw materials are recommended by the Seller and can be purchased from the local market. Detail raw material properties are defined by a mutual agreement and all data shall be submitted at the first technical meeting.

1.1.2 The raw material shall be supplied by the BUYER in a constant quality and in sufficient quantity (in total for a period of three months approx. 6.000 to are required. Out of film produced in the commissioning period approx. 80% will be saleable quality for the Chinese market with a thickness range of approx. 100-175 µm).

1.1.3 In the event that the BUYER does not provide the stipulated quantity of raw material, it is agreed that the technological guarantees shall be considered as proven to their full extent.

1.1.4 In the event of problems attributable to the use of raw materials others than those specified in SELLER's Raw Material Information and Recommendation, it shall be BUYER's obligation to enable an immediate change to recommended raw materials. In the worst case, chips from the international market must be used for the tests. Resulting delays or interruptions of the start-up period shall be BUYER's responsibility.

1.1.5 Raw Material Specification (Table I)

1.2 Laboratory:

BUYER's laboratory shall be available for the SELLER as follows:

1.2.1 The laboratory will include all necessary devices, facilities and measuring units required for complete and extensive judgement of the raw material as well as of the biaxially stretched film.

1.2.2 The laboratory has to be manned with qualified personnel of the BUYER for 24 hours daily.

1.2.3 The laboratory has to include all facilities enabling to deliver test reports in form of protocols to the personnel of the SELLER within the shortest possible time and in the required sequence.

1.2.4 SELLER's personnel has at any time access to the laboratory and shall be immediately provided with all requested information.

1.2.5 SELLER's personnel has the right to check various parameters in the laboratory at any time by themselves.

1.3 Filter Cleaning Equipment

1.3.1 The BUYER shall make available a proper filter cleaning equipment according to SELLER's specification in case that this equipment is not scope of SELLER's supply. SELLER's specification shall be handed over during the first design meeting.

1.3.2 The cleaning of the complete filter system shall be done correctly in due time by qualified personnel using the above mentioned equipment.

CONFIDENTIAL

Table I - Raw material specification

Item	Unit	Value	Deviation	Test method
Intrinsic viscosity range		[redacted]	[redacted]	[redacted]
Melting point	°C	[redacted]	[redacted]	[redacted]
Carboxyl end group range	MVal/kg	[redacted]	[redacted]	[redacted]
Diglycol content (*) (weight percent)	%	[redacted]	[redacted]	[redacted]
Yellowness index				[redacted]
Additive material		[redacted]	[redacted]	
Moisture content before drying	%	[redacted]		[redacted]
Raw material temperature at the end of BUYER's raw material supply system	°C	[redacted]		
Dust content of delivered PET resin	%	[redacted]		[redacted]
Bulk weight	kg/m³	[redacted]		[redacted]
Nominal chip size diameter Chip form	mm	[redacted]		[redacted]
Cylindrical form	mm	[redacted]		
Additives	ppm	[redacted]	[redacted]	

*) Value only for pure PET/polyethylene terephthalate

Note:
If there is a problem related to raw material, the trials should be repeated with raw material from the international market.

1.4 Personnel, Workshops, Energy, Utilities and other Provisions of BUYER

1.4.1 For the test and guarantee runs, the BUYER shall provide qualified personnel.

1.4.2 The BUYER shall take care that his personnel will show engagement and contribute their best efforts. Upon request of SELLER's site manager, the BUYER shall immediately exchange unqualified personnel against qualified.

1.4.3 During the test and guarantee runs, the mechanical and electrical workshops on BUYER's site shall be ready for 24 h daily to repair possible breakdowns and defects of the plant immediately.

1.4.4 The BUYER shall be responsible that all operating supplies, energy, the air-conditioning system and the environmental factors on building site will be in accordance with the stipulations of the Contract and its Appendices. This applies to the quality and quantity of unlimited supply in due time as well as to the permanent compliance of the individual values with the specifications of the Contract and its Appendices.

In particular, this applies to:

- electrical and/or another energy
- cooling water
- compressed air
- climatic conditions in the operating rooms and laboratories

All operating and production factors mentioned under this Article shall comply with the specifications and requirements of the SELLER.

1.4.5 The BUYER shall be responsible for the availability of all required works, internal transport and lifting gears as well as auxiliary and storing equipment for the execution of start-up of the test and guarantee runs, in particular, but not limited to:

- means of transport for the finished mill rolls of biaxially stretched film
- storing facilities for semi-products and finished film rolls
- winding cores for the biaxial stretching plant as well as for the slitters

1.4.6 During the test and guarantee runs, the BUYER shall be responsible for maintenance according to the maintenance schedule of all machines, devices and auxiliary equipment.

2. Stipulations and procedure for performance of the guarantee runs:

2.1 Start time:

After completion of installation and performance of the mechanical test run, the period of start-up and guarantee runs commences. Commissioning with material before guarantee run is called as test run. Under the achievement of dry run, and the agreement of the buyer and the seller, test run can be started. A protocol will be signed between the buyer and the seller to declare the date on which test run and guarantee run will start. The guarantee run shall be started only after all quality and quantity figures have been reached during the test run. The exact starting date for the guarantee run shall be agreed between both parties. Until this time the selection of film types and the production plan shall be mutually agreed upon between buyer and seller in order to carry out the guarantee run as soon as possible.

2.2 End time:

All of the guarantee run figures should be achieved within 3 months from feed-in of raw material to extruder, and the protocol should be signed within 5 days from the guarantee run fulfilled. This period shall cover a maximum of 3 months. During this time, the plant shall run in test operation and the guarantee runs shall be performed.

2.3 During the guarantee runs, the guarantee parameters shall be proven. During the test and guarantee runs, recovered material shall be used min. 15 %. In case of doubt, regranulated resin has to be removed.

The guarantee parameters and values shall be proven in three (3) guarantee runs:

No.	Thickness	Duration	Regranulate	TD-film break	Type	Speed	<u>Output</u>
1	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
2	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
3	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]

Only film breaks counted, which are solely and provably caused by SELLER's stretching equipment. Interruptions due to utility problem, recovered resin, operator error, etc. are not counted. Consecutive breaks (break series) shall be counted as one break. Breaks during line speed-up shall also not be counted. Total downtime due to TD-film breakage shall be max. 60 min. in each guarantee run.

2.4 Recovered resin only out of the same film type production is allowed in each guarantee run, however, as Article 2.3 above-(related to IV difference).

2.5 In case a guarantee run is interrupted for reasons, which either the buyer or the seller is responsible for, the regular time of guarantee run shall be extended by the period of interruption.

This period shall run from the start of interruption does not exceed 60 minutes. Should during the guarantee run the total of all interruptions exceed 60 minutes, this guarantee run shall be repeated.

2.6 The technological guarantees shall be considered as proven, if during the guarantee runs 95 % of the net film quantity in a quality according to the guaranteed parameters and values have been produced.

2.7 Should the guarantee run be interrupted for more than 60 minutes after a running time of more than 70 % of its schedule due to reasons within the responsibility of the BUYER, the obtained results concerning quality and quantity of the produced film shall be fully evaluated and the actual running time shall be considered as the guarantee run carried out regularly.

2.8 The BUYER and SELLER are entitled to corrective work and further repetitions (max. three times) of the guarantee run within an additional period of 2 (two) months if the product guarantees cannot be fulfilled within the regular period as stated above.

2.9 In the event that the performance of the guarantee run as stipulated in the Contract is not possible for reasons, which not provably and solely the SELLER is liable for, the guarantee figures will be considered as fulfilled and the BUYER shall be obliged to issue and sign the Acceptance Protocol after expiration of the start-up and extension period as per Article 2.8.

2.10 As soon as positive results have been reached in the guarantee run, all obtained values shall be put down immediately, however, at the latest within three (3) days from the date of termination of the guarantee run in a Guarantee Run Protocol, which has to be signed by the BUYER.

2.11 The names of the responsible persons of SELLER and BUYER shall also be listed in this protocol. The signatures of SELLER and BUYER confirm the fulfilment of the product guarantees.

2.12 If the result of a guarantee run is negative and the contract parties are not in agreement about the reasons and further procedure, a protocol shall be made within five (5) days from date of termination of the guarantee run indicating the respective opinions. Both parties shall find an agreement for further procedure.

3. Acceptance:

The Acceptance Protocol will be signed by the Buyer and Seller within 7 (seven) days after completion of the guarantee run.

CONFIDENTIAL

4. The requirements of the acceptance:

Table II

No.		Start-up	Test run	Guarantee run	Acceptance	Demonstration
1	Duration			[redacted]		
2	Capacity			[redacted]		
3	Quality		[redacted]	[redacted]		
4	Interruption (Seller's responsibility)			[redacted]		

4.1 Start-up, test run and guarantee run (guarantee figures):

4.1.1 Film quantities both for test run and guarantee run:

- Physical property should be reached as per the requirements.
- Appearance property should be reached as per the requirements.

5. Production quality guarantee:

5.1 Appearance quality of mill roll

Table III

Item	Condition	Test method
Telescoping for winding	[redacted]	[redacted]
Air bubble	[redacted]	[redacted]
Blocking	[redacted]	[redacted]
Wrinkles	[redacted]	[redacted]
Scratching	[redacted]	[redacted]
Planarity (sacking)	[redacted]	[redacted]
Corrogation	[redacted]	[redacted]

5.1.1 Bowing: max. 7%, target 5%

5.2 Mechanical guarantees:

Mechanical figures:

<u>Extrusion system:</u>

Output:	[redacted]
Melt temperature:	[redacted]
Melt temperature fluctuation:	[redacted]
Melt pressure fluctuation: ($P_{melt} \geq 100$ bar)	[redacted]
Melt pressure fluctuation: ($P_{melt} \leq 100$ bar)	[redacted]
Suitable viscosity:	[redacted]
Moisture content:	[redacted]
Dust content:	[redacted]
Incoming resin temperature:	[redacted]

<u>Casting drum:</u>

Temperature range:	[redacted]
Temperature accuracy:	[redacted]
Roll effective width:	[redacted]
Roll diameter:	[redacted]
Roll tolerance:	[redacted]
Cylindricity:	[redacted]
Roll finish surface treatment:	[redacted]
Thickness of chrome plating:	[redacted]

Surface roughness: [redacted]

Roll drive systems:

Type of motors: [redacted]

Rotating fluctuation: [redacted]

Production speed: [redacted]

Mechanical speed: [redacted]

Band pinning system: [redacted]

Longitudinal stretching machine:

Temperature range: [redacted]

Roller width: [redacted]

Roller diameters: [redacted]

Roll tolerance for the preheating, stretching and cooling plus reversing rolls (=chromium plated rolls): [redacted]

Truth of rotation at roll surface:

for preheating and tempering rolls: [redacted]
for stretching rolls: [redacted]

Cylindricity: [redacted]

Actual Stretching ratios
Normal: [redacted]

Speed:

for the slowly driven rolls:
for the fast driven rolls:
max. design speed:
temperature accuracy: [redacted]

Roll drive systems:

Type of motors: [redacted]

Rotating fluctuation: [redacted]

Production speed: [redacted]

Transverse stretching machine:

Stenter

Clip chain type: [redacted]

Clip pitch: [redacted]

Transverse direction force: [redacted]

Longitudinal direction force: [redacted]

Type of bearings: [redacted]

[redacted].

Adjustable width at the inlet of the stenter: [redacted]

Max. stretching width: [redacted]

Adjusting range at the exit of the machine: [redacted]

Stretching ratio: [redacted]

Production speed: [redacted]

Mechanical layout speed: [redacted]

Type of motor: [redacted]

Rotating fluctuation: [redacted]

Oven:

Heating: [redacted]

Temperatures and type of heating:
- preheating and drying zones: [redacted]
- stretching zones: [redacted]
- crystallizing zones [redacted]
- alternating zone: [redacted]
- cooling zone 1: [redacted]
- cooling zone 2: [redacted]

Film temperature after TDO: [redacted]

Air velocity:
- in transverse direction: [redacted]
- in machine direction: [redacted]

Accuracy of air temperature measured at the nozzle mouth:
- in transverse direction: [redacted]
- in machine direction: [redacted]

Aforementioned figures must be reached at least at [redacted]

For the remaining [redacted]

Accuracy of air temperature measured at the nozzle mouth:
- in transverse direction: [redacted]
- in machine direction: [redacted]

Lateral temperature of the oven: [redacted]

Heat transfer coefficient: [redacted]

<u>Take-up/transfer section:</u>

Roller width: [redacted]

Production speed: [redacted]

Mechanical layout speed: [redacted]

Edge trim: [redacted]

Oscillation: [redacted]

Rolls: [redacted]

Hard chrome plated rolls:
hardness: [redacted]
thickness: [redacted]
finish surface: [redacted]
roll tolerance: [redacted]
cylindricity: [redacted]

Rubber coated rolls:
material of rubber: [redacted]
hardness: [redacted]
surface: [redacted]
rubber thickness: [redacted]
cylindricity: [redacted]

Surface treatment: min. [redacted]

[redacted]

Winder:

Thickness range: [redacted]

Material width: [redacted]

Finished roll diameter: [redacted]

Film cores: [redacted]

Roller width of winder: [redacted]

Machine speed: [redacted]

Winding tension: [redacted]

Contact pressure: [redacted]

Oscillation: [redacted]

General

We guarantee on the basis of our "General Terms of Delivery" for technically unobjectionable design and manufacture of the machine parts and for application of qualitatively superior materials as well as for satisfactory mechanical functioning of the machine components for 12 months after start up or 18 months after B/L date of last shipment, whichever date comes earlier, providing proper handling.

5.3 Film properties of BOPET film 38 – 250 µm for packing and general purpose

Basis for evaluation shall be biaxially oriented PET film obtained on the winder after the pull roll stand. Quality parameters, values and test conditions are specified in table IV.

The film qualities as specified in these tables define standard qualities. They refer to films, which are produced with virgin resins according to the raw material specification and reclaim acc. to item 2.3 during the guarantee runs.

The statistical evaluation of the test results shall be done according to DIN 53598. In doing so, a whole guarantee run shall be taken as basic totality. The average values calculated of all mill roll results will be within the specified guarantee values.

All standards mentioned in the above and the following shall be handed over by the seller during execution of the contract, latest, however, four months prior to the scheduled start up date.

Tests shall be carried out at standard ambient conditions as per DIN 50014-23/50-2.

CONFIDENTIAL

Table IV

Item	Guarantee values				Test method	Remarks
Nominal thickness	[redacted]	[redacted]	[redacted]	[redacted]		[redacted]
Max. profile thickness variation	[redacted]	[redacted]	[redacted]	[redacted]		
Min.tensile strength MD TD	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Max. at break MD TD	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Min. E-modulus MD TD	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Max. thermal shrinkage MD TD	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Max. coefficient of friction	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Max. haze	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Min. gloss (45°)	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]
Min. corona treatment level	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]	[redacted]

- Below a thickness of 200 µ it is more or less possible to "play" with the amount of additives depending on the haze quality or haze contribution of the pure polymer without any additional additives to the haze of the film. Above of 200 µ remains no action for the low haze but the purity of the polymer itself.

Remarks 1.) – 7.) of table IV:
Other requirement: The film visual without fish eyes, bubble, white spots, black spots, scratches, pimple

Ad 1.) Thickness tolerances:

The profile shall be measured by the traversing measuring head of the betaray gauge unit and recorded on the monitor for evaluation of the different thickness tolerance parameters.

Ad 2.) Thickness profile variation:

[redacted]

[redacted].

Laboratory check test:

[redacted]

[redacted]

Measuring points:

[redacted]

Thickness variation = [redacted] / [redacted] [redacted]

Ad 3.) Tensile properties:

In variation of the [redacted] following crosshead speed should be used:

[redacted]

[redacted]

E-modulus:

Beginning one day after production the tests (tensile and e-modulus) shall be done every day. As soon as the guaranteed value is reached it shall be fixed in the guarantee run protocol. The storage temperature shall be 25 – 35°C. The max. testing period shall not exceed 14 days.

Unless the tensile tester is equipped for automatic evaluation of the E-Modulus, the secant modulus between [redacted] elongation shall be determined graphically.

Ad 4.) Thermal shrinkage:

[redacted]

Test conditions: [redacted]

Beginning one day after production the test shall be done every day. As soon as the guaranteed value is reached it shall be fixed in the guarantee run protocol. The storage temperature shall [redacted]. The max. testing period shall not exceed 14 days, however, upon request of SELLER, the test period shall be repeatable.

Ad 5.) Coefficient of friction:

[redacted]

Ad 6.) [redacted]

Ad 7.) Corona treatment level:

[redacted]

The treatment level shall be measured at the main treatment side of the BOPET film, which has been taken in full width directly from the winder.

The measurement procedure shall be carried out and finished within 3 hours after finishing the production of a mill roll.

Between termination of mill roll production and the measurements in the laboratory the film has not to be exposed to extreme ambient conditions. Preferably the test samples shall be brought to the laboratory immediately.

The testing liquids are mixed according to ASTM D 2578 and shall be checked by tensiometer (Krüss, type K8).

Wetting shall take place with chemically neutral cotton pads or other chemically neutral appliances.

Testing liquids must be stored in chemically neutral and completely closed brown glass flasks and shall be [redacted] the beginning of the guarantee runs.

6. Penalty for film quality:

Buyer will inspect film appearance quality, such as air bubble, scratches, gauge band. And will inspect the important property figures like thickness tolerance, heat shrinkage (MD), haze, etc. Detailed inspection items are as follows:

The penalty shall be paid by the Seller for every 0.25 % increase of the thickness tolerance than the figure stipulated in the contract as per table listed below, but not more than max. ± 0.5 % on top of the agreed thickness variation indicated in table IV.

The penalty shall be paid by the Seller for every 0.3 % higher of the heat shrinkage (MD) value than the figure stipulated in the contract and listed below, but the maximum deviation should not exceed +0.6 % to the agreed figures.

0.25 % penalty shall be paid by the Seller for every 0.5 % higher of the haze value than the figure stipulated in the contract.

[redacted]

Thickness tolerance (%)	[redacted]	[redacted]
Penalty	[redacted]	[redacted]
Haze value (%)	[redacted]	[redacted]
Penalty	[redacted]	[redacted]
Heat shrinkage	[redacted]	[redacted]
Penalty	[redacted]	[redacted]

Higher than the Guarantee figure is "+", while lower than the Guarantee figure is "-".

6.1 Total amount of penalty:

The total amount of penalty for the quality shall not exceed 8 % of total contract price.

In the case that the PET film production line, however, will not perform as per the guarantee figures of this contract and Dornier had the right to execute modifications which, however, did not improve situation related to the quality of film and output of the line, the customer has the right, after discussion with Dornier and acceptance of Dornier, to deduct a maximum of total 6 % of the equipment price as compensation fee.

CONFIDENTIAL

....

For Fuwei Films (Shandong) Co. Ltd., China

....

For Lindauer Dornier GmbH, Germany

ppa.

Date: January 20, 2007 Lindau Germany